                                                                     EXHIBIT 3.1
                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         NORTH FORK BANCORPORATION, INC.

      The undersigned, John Adam Kanas, certifies that he is the President of North Fork Bancorporation, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:

            (1) The name of the Corporation is NORTH FORK BANCORPORATION, INC.

            (2) The name under which the Corporation was originally incorporated was NORTH FORK BANCORPORATION, INC. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 8, 1980.

            (3) This Restated Certificate of Incorporation was duly adopted by in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

            (4) The text of the Certificate of Incorporation of the Corporation as heretofore amended is restated without further amendment to read in its entirety, as follows:

            FIRST:     Name. The name of the corporation is NORTH FORK
      BANCORPORATION,INC.(hereinafter called the "Corporation").

            SECOND: Address; Registered Agent. The address of the Corporation's registered office is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware; and its registered agent at such address is The Corporation Trust Company.

            THIRD: Purposes. The nature of the business and purposes to be conducted or promoted by the Corporation are to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

            FOURTH: Capital Stock. (a) The authorized shares which the Corporation has authority to issue shall be five hundred ten million (510,000,000), divided into five hundred million (500,000,000) shares of Common Stock, par value of one cent ($.01) each, and ten million (10,000,000) shares of Preferred Stock, par value of one dollar ($1.00) each, which Preferred Stock may be divided into and issued in series as described herein.

                  (b) Subject to any applicable provisions of the Certificate of
            Incorporation (including such provisions set forth in the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock attached hereto as Exhibit A) and any applicable requirements or limitations prescribed by law, the Board of Directors of the Corporation is hereby expressly authorized, from time to time by resolution, to divide the Preferred Stock into series, to authorize the issuance of one or more series of the Preferred Shares, and to fix for each such series the number, designation, powers, preferences and rights and the qualifications, limitations or restrictions of such preferences or rights, specifying as to each such series:

                        (A) the designation of such series in such manner as shall distinguish shares thereof from all other series, and the number of shares which shall constitute the initial issue thereof;

                        (B) the dividend rights of such series, including the dividend rate or rates thereon, the time or times at which such dividends shall be payable, whether such dividends are cumulative and, if so, on what terms;


                        (C) the redemption rights of such series, if any, including the price or prices at which and the terms and conditions on which shares of such series may be redeemed, and whether such rights may be

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

                              exercised by the corporation, the holders or both;

                        (D) the amount payable upon shares of such series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

                        (E) sinking fund provisions, if any, for the redemption or purchase of shares of such series;

                        (F) the conversion rights of such series, if any, including the identity of the security or securities into which such shares are convertible, the rate or rates of conversion, and the terms and conditions of conversion;

                        (G) whether the shares of such series shall have any voting rights in addition to those prescribed by law, and, if so, the nature of such rights and under what circumstances the rights may be exercised; and

                        (H) such other powers, preferences, and relative participating, optional or other special rights of such series, and the qualifications, limitations, or restrictions of such preferences and/or rights desired to be so fixed.

                  (c) All shares of any one series of Preferred Stock shall be identical with each other in all respects except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accumulate, and all series of Preferred Stock shall rank equally and be identical in all respects except in respect to the particulars which may be fixed in the resolutions of the Board of Directors providing for the initial issue thereof.


                  (d) Except as may be otherwise provided in this Article Fourth or in the resolution or resolutions providing for the issue of a particular series, the Board of Directors may from time to time increase the number of shares of any series already created by providing that any unissued shares of Preferred Stock shall constitute part of such series, or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series already created by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof.

                  (e) Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock held in his name on the record books of the Corporation as of the record date for any matter submitted to a vote of the stockholders of the Corporation. Except to the extent otherwise provided herein or in any resolution or resolutions of the Board of Directors providing of for the initial issue of shares of one or more series of Preferred Stock or as otherwise required by law, holders of shares of Preferred Stock of any series shall not be entitled to vote such shares with respect to any matter which is put to a vote of the stockholders. The number of shares of Preferred Stock which the Corporation shall have the authority to issue may be increased or decreased from time to time by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, and the holders of the Preferred Stock, if entitled by law to vote on any such increase or decrease, shall not be entitled to vote separately as a class or series of a class thereon.

                  (f) Subject to the prior and superior rights of the Preferred
            Stock as set forth in any resolution or resolutions of the Board of Directors providing for the initial issue of one or more series of Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends, whether payable in cash, stock or otherwise, as may be declared from time to time by the Board of Directors to be paid thereon out of any fund legally available therefor, and the Preferred Stock shall not be entitled to participate in any such dividend.


                 (g) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after distribution in full of the preferential amounts required to be distributed to the holders of each series of Preferred Stock then outstanding including the amount of any cumulated but unpaid dividends, if any, if a preference shall then attach thereto, the holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the numbers of shares of Common Stock held by them respectively.

                  FIFTH: Intentionally Omitted.


                  SIXTH: Directors; Election and Classification.

                  (h) Members of the Board of Directors may be elected either by written ballot or by voice vote.

                  (i) The Board of Directors shall consist of not less than
            three (3) members, such number to be fixed initially by the incorporator and subject to change thereafter from time to time by action of the stockholders or by action of the Board. The Board shall be divided into three classes. The number of directors of the first class shall equal one third (1/3) of the total of the number of directors thus determined (or the nearest whole number thereto); the number of directors of the second class shall equal the number of directors of the first class; and the number of directors of the third class shall equal said total number of directors minus the aggregate number of directors of the first and second classes. At the election of the first Board, the class of each of the members then elected shall be designated. The term of office of those members then designated as the first class shall expire at the annual meeting of shareholders next ensuing, that of the members designated as the second class at the annual meeting of shareholders one year thereafter, and that of the members designated as the third class at the annual meeting of shareholders two years thereafter. At each annual meeting of the shareholders held after the election and classification of the first Board, directors shall be elected for a full term of three (3) years to succeed those members whose terms then expire.

                  SEVENTH: Adoption, Amendment and/or Repeal of By-Laws. The
            Board of Directors may from time to time (after adoption by the undersigned of the original by-laws of the Corporation) adopt, amend or repeal the by-laws of the Corporation; provided, that any by-laws adopted, amended or repealed by the Board of Directors may be amended or repealed, and any by-laws may be adopted, by the stockholders of the Corporation.


                  EIGHTH: Compromise and Arrangements. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                  NINTH: Special Provisions. The holders of any shares of any class of stock or any other securities of the Corporation shall have no preemptive rights, and shall have no pro rata preference rights, to subscribe for any new or increased shares of any class of stock or securities of the Corporation or any rights or options to purchase such shares or any securities convertible into such shares which are authorized for issuance.

                  TENTH: Liability of Directors. Subject only to the express prohibitions on elimination or limitation of liability of directors set forth in Section 102(b)(7) of the Delaware General Corporation Law, as the same exists or may hereafter be amended, the personal liability of a director of this Corporation to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director shall be limited to $25,000 per occurrence.

                  IN WITNESS WHEREOF, this Certificate has been signed on this
            9th day of December, 1997, and the signature of the undersigned shall constitute the affirmation and acknowledgement of the undersigned, under penalties of perjury, that the Certificate is the act and deed of the undersigned and that the facts stated in the Certificate are true.

                                          /s/ John Adam Kanas
                                          --------------------------------------
                                          John Adam Kanas, President

                                                                       EXHIBIT A

                   CERTIFICATE OF DESIGNATION, PREFERENCES AND
             RIGHTS OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                                       OF

                         NORTH FORK BANCORPORATION, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

      We, John A. Kanas, President and Chief Executive Officer, and Frank A. Anderson, Secretary, of North Fork Bancorporation, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

      That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, as amended, the said Board of Directors on February 28, 1989, adopted the following resolution creating a series of 500,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock:

      RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

      Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series shall be 500,000.

      Section 2. Dividends and Distributions.


      (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payments"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $2.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $2.50 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after February 28, 1989 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of share of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

      (B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $2.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

      (C) Dividends shall begin to accrue and be cumulative on outstanding share of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such share of Series A Junior Participating Preferred Stock, unless the date of issue of such share is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

      Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

      (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

      (B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

      (C) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all share of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

      (ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the

Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

      (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number or shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C) (iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph
(C) (iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

      (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph
(C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. Reference in this paragraph
(C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

      (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

      (D) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

      Section 4. Certain Restrictions.

      (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in
Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

            (i) declare or pay dividends on, make any other distributions on, redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

            (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

            (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock;

            (iv) purchase or otherwise require for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with an offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

      (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of the Section 4, purchase or otherwise acquire such shares at such time and in such manner.

      Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

      Section 6. Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise) dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior

Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payments (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

      (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preference of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

      (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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

      Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

      Section 8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

      Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

      Section 10. Amendment. The Certificate of Incorporation of the Corporation, as amended, shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

      Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

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

      IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 28th day of February, 1989.

                                                 NORTH FORK BANCORPORATION, INC.





                                                   /s/ John Adam Kanas
                                              ----------------------------------
                                           President and Chief Executive Officer

Attest:


/s/ Frank A. Anderson
---------------------
Secretary



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



                           CERTIFICATE OF ELIMINATION

                OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                                       OF

                         NORTH FORK BANCORPORATION, INC.

    (Pursuant to Sections 151(g) of the General Corporation Law of the State
                                  of Delaware)

      North Fork Bancorporation, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

      First: Pursuant to the authority expressly vested in the Board of Directors by the Restated Certificate of Incorporation, as amended, the Board of Directors of the Corporation adopted resolutions creating and authorizing the issuance of a series of 500,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock (the "Series A Preferred Stock").

      Second: None of the authorized shares of the Series A Preferred Stock is outstanding and none will be issued subject to the Certificate of Designation, Preferences and Rights (the "Certificate of Designation") previously filed with respect to the Series A Preferred Stock.

      Third: That at a meeting of the Board of Directors of the Corporation on December 17, 2002, a resolution was duly adopted setting forth the proposed elimination of the Corporation's Series A Preferred Stock as follows:

            "RESOLVED, that the Certificate of Designation of the Series A Preferred Stock issuable upon exercise of the Rights under the Rights Agreement be, and the same hereby is, cancelled, and that the Chairman of the Board, the Vice Chairman, the President, Executive or Senior Vice President, the Chief Executive Officer and the Secretary and any Assistant Secretary of the Corporation (the "Proper Officers") be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, with the

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

      assistance of counsel, to prepare, execute and deliver to the Secretary of State of the State of Delaware, a certificate of elimination (the "Certificate of Elimination") with respect to the Corporation's Series A Preferred Stock, as such Proper Officer shall in his or her discretion approve, such approval to be conclusively evidenced by the execution thereof, and to file the executed Certificate of Elimination with the Secretary of State of the State of Delaware."

      Fourth: In accordance with Section 151(g) of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended to eliminate all reference to the Corporation's Series A Preferred Stock.

      IN WITNESS WHEREOF, North Fork Bancorporation, Inc. has caused this certificate to be executed and acknowledged by its duly authorized officer this 17th day of December, 2002.

                                                   By: /s/Aurelie S. Graf
                                                   ----------------------------
                                                   Name: Aurelie S. Graf
                                                   Title: Corporate Secretary

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